News Release
Lisa S. Disbrow and Mary Louise Krakauer Elected to the
Board of Directors of Mercury Systems, Inc.

ANDOVER, Mass. - July 27, 2017 - Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), announced that Lisa S. Disbrow, recently retired Under Secretary of the U.S. Air Force, and Mary Louise (ML) Krakauer, former Executive Vice President and Chief Information Officer of Dell Corporation, were elected to the Board of Directors of Mercury Systems, Inc. With this election, the Board of Directors will consist of nine members, eight of which are independent directors.

Ms. Disbrow retired as the Under Secretary of the Air Force in 2017. She was responsible for the affairs of the Department of the Air Force, including organizing, training, equipping, and providing for the welfare of approximately 660,000 active duty, Guard, Reserve and civilian Airmen and their families, worldwide. She oversaw the Air Force’s annual budget of more than $132 billion and directed strategy and policy development, risk management, weapons acquisition, technology investments and human resource management across a global enterprise. Prior to the confirmation of the current Secretary of the Air Force in May 2017, Ms. Disbrow served as the Acting Secretary of the Air Force. In 2014, Ms. Disbrow was confirmed by the U.S. Senate as the Assistant Secretary of the Air Force for Financial Management and Comptroller, the principal senior official on all financial matters. Ms. Disbrow was commissioned into the U.S. Air Force in 1985 and her 23 years of uniformed service culminated in 2008 when she retired as a colonel from the Air Force Reserve.

Ms. Krakauer retired as the Executive Vice President, Chief Information Officer of Dell Corporation in 2017, where she was responsible for global IT, including all operations and integration activity. She served as the Executive Vice President, Chief Information Officer of EMC Corporation in 2016. Prior to that she served as EVP, Business Development, Global Enterprise Services for EMC Corporation during 2015 and as Executive Vice President, Global Human Resources for EMC Corporation from 2012 to 2015, where she was responsible for executive, leadership, and employee development, compensation and benefits, staffing, and all of the people-related aspects of acquisition integration. Previously, she held leadership roles at EMC Corporation, Hewlett-Packard Corporation, Compaq Computer Corporation, and Digital Equipment Corporation.

“We are delighted that both Lisa and ML have joined the Board of Directors, where their respective expertise in the defense and technology industries will be key assets,” said Mark Aslett, President and CEO of Mercury Systems, Inc. “They have rich histories of providing critical insight and counsel to the U.S. Department of Defense and technology companies and we look forward to benefitting from their extensive expertise as we continue to execute against our growth strategy, both organically and through acquisitions and integration.”

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Lisa S. Disbrow and Mary Louise Krakauer Elected to the Board of Directors of Mercury Systems, Inc., Page 2

For more information, visit www.mrcy.com or contact Mercury at (866) 627-6951 or info@mrcy.com.
Mercury Systems – Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a leading commercial provider of secure sensor and mission processing subsystems. Optimized for customer and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry’s current and emerging technology needs. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the election of directors described herein. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, increases in interest rates, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:
Robert McGrail, Director of Corporate Communications
Mercury Systems, Inc.
+1 978-967-1366 / rmcgrail@mrcy.com

Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY